Exhibit 99.1

FOR MORE INFORMATION:

Company Contact:

Vivian Lopez-Blanco, 954-384-0175, x-5020

Chief Financial Officer/Treasurer

vivian_lopezblanco@mednax.com

Investor Relations Contact:

Westwicke Partners

Charles Lynch, 443-213-0504

charles.lynch@westwicke.com

FOR IMMEDIATE RELEASE

MEDNAX Earns $0.78 Per Share for 2013 Fourth Quarter

2013 Fourth Quarter Net Income Increases by over 19%

FORT LAUDERDALE, Fla., January 30, 2014 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology and other pediatric subspecialty physician services, today reported earnings of $0.78 per share for the three months ended December 31, 2013. MEDNAX’s earnings per share data reflect the impact of a two-for-one stock split that was effective December 19, 2013.

For the 2013 fourth quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 20.4 percent to $567 million;

•	Net income growth of 19.5 percent to $79 million; and

•	Cash flow from operations growth of approximately 32 percent to $139 million.

For the 2013 full year compared to the prior year period, MEDNAX reported:

•	Revenue growth of 18.6 percent to $2.15 billion;

•	Net income growth of over 16 percent to $280.5 million; and

•	Cash flow from operations growth of approximately 25 percent to $405 million.

During 2013, a total of 11 physician group practices joined MEDNAX, with six physician group practices becoming part of American Anesthesiology and five group practices becoming part of Pediatrix Medical Group.

“We have delivered solid 2013 fourth quarter and full year results that reflect the success of our growth model as well as our financial strength, including our strong balance sheet and cash flow from operations. We continue to execute our long-term strategy that offers physicians an environment to focus on patient care and improved patient outcomes,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We remain committed to growing our business in a way that will continue to provide the highest quality of care for our patients and to create value for our physicians and our shareholders, and our results reflect the ongoing progress that we are making in expanding our national group practice while increasing operating efficiencies.”

For the three months ended December 31, 2013, MEDNAX’s net patient service revenue increased by 20.4 percent, to $567.4 million, from $471.3 million for the prior-year period, largely driven by contributions from acquisitions completed since October 2012.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 13.0 percent, while overall same-unit revenue grew by 7.4 percent when compared to the prior year period.

During the three months ended December 31, 2013, MEDNAX recorded parity revenue from payors within those states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s fourth quarter results include approximately $17.2 million in parity revenue that contributed approximately $0.05 to its net income per diluted share, reflecting the impacts from incentive compensation and income taxes.

Same-unit growth from net reimbursement-related factors was 6.6 percent for the three months ended December 31, 2013. This was principally due to the favorable impact of the parity revenue recorded during the three months ended December 31, 2013, continued modest improvements in reimbursements received from third-party commercial payors resulting from the Company’s ongoing contract renewal process and an increase in revenue from a shift in payor mix to commercial payors from government payors, year-over-year.

The percentage of services reimbursed under government programs shifted by approximately 20 basis points toward a higher percentage of services reimbursed under commercial programs for the 2013 fourth quarter when compared with the prior-year period.

Same-unit revenue attributable to patient volume increased by 0.8 percent for the 2013 fourth quarter when compared to the prior-year period, driven by strong growth in our hospital-based anesthesia services and our other pediatric physician services, primarily newborn nursery services. Volume in our neonatal and pediatric cardiology services was slightly positive while we saw a slight decline in volumes in our maternal-fetal medicine services. For the 2013 fourth quarter, same-unit neonatal intensive care unit (NICU) patient days were up by 0.1 percent, as compared to the 2012 period.

For the 2013 fourth quarter, operating income was $123.9 million, up 20.3 percent from $103.0 million for the prior-year period. Operating margin of 21.8 percent for the 2013 fourth quarter was just slightly below 21.9 percent for the prior-year period.

General and administrative expenses grew by 10.7 percent for the 2013 fourth quarter, as compared to the prior-year period, a growth rate that is considerably lower than the rate of revenue growth. General and administrative expenses were 9.8 percent of revenue for the 2013 fourth quarter, as compared to 10.7 percent for the 2012 fourth quarter, reflecting increased operating efficiencies.

MEDNAX generated net income of $79.0 million for the 2013 fourth quarter, or $0.78 per share based on a weighted average 101.1 million shares outstanding. This compares with net income of $66.1 million, or $0.66 cents per share for the 2012 fourth quarter, based on a weighted average 100.2 million shares outstanding. Weighted average shares reflect the adjustment for the two-for-one stock split.

For the full year ended December 31, 2013, MEDNAX generated revenue of $2.15 billion, up 18.6 percent from $1.82 billion for the prior-year period. Operating income for the full year ended December 31, 2013, grew by 16.1 percent to $452.1 million. MEDNAX earned net income of $280.5 million, or $2.78 per share through December 31, 2013, based on a weighted average 101.0 million shares outstanding, which compares to net income of $240.9 million, or $2.42 per share based on a weighted average 99.4 million shares outstanding for the full year of 2012.

At December 31, 2013, MEDNAX had cash and cash equivalents of $31.1 million and net accounts receivable were $285.4 million.

During the 2013 fourth quarter, MEDNAX generated cash flow from operations of $139.2 million, an increase of 32 percent as compared to $105.5 for the 2012 fourth quarter. For the full year ended December 31, 2013, MEDNAX generated cash flow from operations of $405.4 million, an increase of $80.5 million, or 25 percent, from the full year of 2012.

MEDNAX used approximately $50.0 million of its cash during the 2013 fourth quarter to fund practice acquisitions and to make contingent purchase price payments for previously completed acquisitions.

Since the end of the 2013 fourth quarter, MEDNAX has announced the acquisition of Physicians Anesthesia Associates, P.A., a physician group practice primarily based in Baltimore, Maryland.

2014 First Quarter Outlook

For the 2014 first quarter, MEDNAX expects earnings will be in a range of $0.60 to $0.63 per share. This outlook assumes that same-unit revenue growth for the three months ended March 31, 2014 will be approximately 3.0 percent higher to 5.0 percent higher, year-over-year. This same-unit revenue growth will be driven primarily by net reimbursement growth, including the positive impact from parity. The forecast estimates volume to be essentially flat to 1.0 percent higher for the 2014 first quarter, as compared to the 2013 first quarter.

Included in the outlook for the 2014 first quarter is approximately $0.03 per share from Medicaid parity, reflecting the impacts from incentive compensation and income taxes.

MEDNAX’s results from operations for the 2014 first quarter, when compared on a sequential basis to the 2013 fourth quarter, will be affected by annual seasonality. These factors include impacts on net patient service revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter, as well as a significant increase in expenses associated with Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year. These recurring items reduce MEDNAX’s operating income, net income, and earnings per share for the first quarter of each year, relative to other quarters throughout the year.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., Eastern Standard Time (“E.S.T.”) today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon E.S.T. today through midnight E.S.T. February 14, 2014 by dialing 800.475.6701, access Code 315331. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of neonatal, anesthesia, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 360 neonatal intensive care units and who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,850 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,300 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well as MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		12 Months Ended December 31,
	2013	2012	2013	2012
Net patient service revenue	$567,387	$471,332	$2,154,012	$1,816,612

Operating expenses:
Practice salaries and benefits	353,316	290,671	1,361,318	1,130,913
Practice supplies and other operating expenses	24,027	19,276	82,388	71,823
General and administrative expenses	55,636	50,271	218,209	193,540
Depreciation and amortization	10,491	8,091	39,966	30,816

Total operating expenses	443,470	368,309	1,701,881	1,427,092

Income from operations	123,917	103,023	452,131	389,520
Investment income	526	681	1,696	1,896
Interest expense	(1,046)	(1,219)	(5,415)	(3,245)

Income before income taxes	123,397	102,485	448,412	388,171
Income tax provision	44,423	36,382	167,895	147,264

Net income	$78,974	$66,103	$280,517	$240,907

Net income per common and common equivalent share (diluted)	$0.78	$0.66	$2.78	$2.42

Weighted average shares used in computing net income per common and common equivalent share (diluted)	101,080	100,212	100,969	99,382

Balance Sheet Highlights

(in thousands) (Unaudited)

	As of	As of
	December 31, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$31,137	$21,280
Short-term investments	6,457	6,584
Accounts receivable, net	285,397	248,066
Other current assets	85,848	83,114
Goodwill, other assets, property and equipment	2,640,591	2,391,293

Total assets	$3,049,430	$2,750,337

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$308,754	$255,661
Total debt	27,235	144,334
Other liabilities	370,453	314,974

Total liabilities	706,442	714,969
Shareholders’ equity	2,342,988	2,035,368

Total liabilities and shareholders’ equity	$3,049,430	$2,750,337